Rule 424(b)(3)
                                                   Registration No. 333-121067


PRICING SUPPLEMENT NO. 21/B dated August 23, 2005
to Prospectus Supplement dated May 18, 2005
and Prospectus dated May 18, 2005

LEHMAN BROTHERS HOLDINGS INC.
Medium-Term Notes, Series H

This Pricing Supplement supplements the terms and conditions in, and incorporates by reference, the Prospectus, dated May 18, 2005, as supplemented by the Prospectus Supplement, dated May 18, 2005 (as so supplemented, together with all documents incorporated by reference therein, the "Prospectus"), and should be read in conjunction with the Prospectus. Unless otherwise defined in this Pricing Supplement, terms used herein have the same meanings as are given to them in the Prospectus.

CUSIP No.:                      52517PA84

ISIN:                           US52517PA842

Specified Currency:             Principal:      U.S. Dollars
                                Interest:       U.S. Dollars

Principal Amount:               $4,130,000

                                Total               Per Note
Issue Price:                    $4,130,000          100%
Agent's Commission:             $        0            0%
Proceeds to Lehman
   Brothers Holdings:           $4,130,000          100%

The Notes will be issued in an aggregate principal amount of $4,130,000 and will be a further issuance of, and will form a single tranche with, the $35,000,000 aggregate principal amount of Medium-Term Notes, Series H, due September 8, 2008, that Lehman Brothers Holdings will issue on September 8, 2005. The Notes will have the same CUSIP and ISIN numbers as the other notes of this tranche and will settle on the same date as, and trade interchangeably with, the other notes of this tranche. The issuance of the Notes will increase the aggregate principal amount of the outstanding notes of this tranche to $39,130,000.

On the Issue Date, we may, without the consent of the holders of Notes, issue additional notes similar to these Notes in all respects except for the Issue Price. Following the Issue Date, we may, without the consent of the holders of Notes, create and issue additional notes similar to these Notes in all respects except for the Issue Date, Issue Price and the payment of interest accruing prior to the Issue Date of such additional notes. All such additional notes will be consolidated and form a single tranche with, have the same CUSIP and ISIN numbers as and trade interchangeably with these Notes.

Agent:                          Lehman Brothers

Agent's Capacity:               [X ]  As principal        [  ]  As agent

Issue Date:                     September 8, 2005

Stated Maturity Date:           September 8, 2008; provided that if such day is
                                not a New York business day, then such day will be the following New York business day.

Date From Which Interest
   Accrues:                     [X ]  Issue Date
                                [  ]  Other: _____________


[  ]   Fixed Rate Note

       Interest Rate per Annum:        _______%

[X ]   Floating Rate Note       [  ]  CD Rate
                  [  ]  Commercial Paper Rate
                  [  ]  Federal Funds (Effective) Rate
                  [  ]  Federal Funds (Open) Rate
                  [  ]  LIBOR Telerate
                  [  ]  LIBOR Reuters
                  [  ]  EURIBOR
                  [  ]  Treasury Rate:    Constant Maturity [  ] Yes   [  ] No
                  [  ]  Prime Rate
                  [  ]  Eleventh District Cost of Funds Rate
                  [X ]  Other:  See "Interest Rate per Annum" below

Interest Rate per Annum:        2-Year CMT Rate plus the Spread

Spread:                         Plus 0.16%

Initial Interest Rate:          Not applicable

Spread Multiplier:              Not applicable

Maximum Interest Rate:          Not applicable

Minimum Interest Rate:          0%

Interest Calculation:           All values used in any calculation of the
                                Interest Rate will be rounded to five decimal places and all percentages resulting from any Interest Rate calculation will be rounded to three decimal places.

Determination Dates:            Two New York business days prior to the
                                applicable Interest Reset Date

Interest Reset Dates:           The Original Issue Date and each Interest
                                Payment Date, commencing on September 8, 2005

Interest Payment Dates:         Monthly on the 8th, commencing on October 8,
                                2005

2-Year CMT Rate:                The rate that appears on Telerate page 7051
                                for the applicable Interest Determination
                                Date. If such rate does not appear on Telerate page 7051, then the rate that appears on the Federal Reserve Statistical Release H.15 shall apply.

Interest Computation:           Interest will be computed on the basis of a
                                360-day year of twelve 30-day months or, in the case of an incomplete month, the number of days elapsed.

Adjusted:                       [  ]  Yes      [X ]  No

Interest Rate
   Calculation Agent:           Lehman Brothers Special Financing

Optional Redemption:            Not applicable

Form of Note:                   [X ]  Book-entry only (global)
                                [  ]  Certificated


RISK FACTORS

An investment in the Notes entails certain risks not associated with an investment in conventional floating rate medium-term notes. See "Risk Factors" generally in the Prospectus. The secondary market for, and the market value of, the Notes will be affected by a number of factors independent of the creditworthiness of Lehman Brothers Holdings, including the level and direction of interest rates, the anticipated level and potential volatility of the 2-Year CMT Rate, the method of calculating the 2-Year CMT Rate, the time remaining to the maturity of the Notes, the aggregate principal amount of the Notes and the availability of comparable instruments. The value of the 2-Year CMT Rate depends on a number of interrelated factors, including economic, financial and political events, over which Lehman Brothers Holdings has no control. The following table, showing the historical level of 2-Year CMT in effect for the hypothetical Interest Determination Dates listed below, illustrates the variability of that rate:


Historical Levels of 2-Year CMT

Interest Determination     2-Year        Interest Determination     2-Year
Date                       CMT Rate      Date                       CMT Rate

January 9, 1995            7.68          May 8, 2000                6.87
February 8, 1995           7.18          June 8, 2000               6.56
March 8, 1995              6.93          July 10, 2000              6.31
April 10, 1995             6.66          August 8, 2000             6.16
May 8, 1995                6.18          September 8, 2000          6.11
June 8, 1995               5.82          October 10, 2000           5.98
July 10, 1995              5.56          November 8, 2000           5.99
August 8, 1995             5.90          December 8, 2000           5.50
September 8, 1995          5.85          January 8, 2001            4.54
October 10, 1995           5.74          February 8, 2001           4.73
November 8, 1995           5.47          March 8, 2001              4.43
December 8, 1995           5.39          April 9, 2001              4.10
January 8, 1996            5.20          May 8, 2001                4.10
February 8, 1996           4.90          June 8, 2001               4.17
March 8, 1996              5.73          July 9, 2001               4.15
April 8, 1996              6.11          August 8, 2001             3.77
May 8, 1996                6.15          September 10, 2001         3.53
June 10, 1996              6.40          October 9, 2001            2.74
July 8, 1996               6.43          November 8, 2001           2.42
August 8, 1996             5.97          December 10, 2001          3.10
September 9, 1996          6.32          January 8, 2002            3.07
October 8, 1996            5.90          February 8, 2002           2.95
November 8, 1996           5.76          March 8, 2002              3.60
December 9, 1996           5.70          April 8, 2002              3.51
January 8, 1997            6.01          May 8, 2002                3.32
February 10, 1997          5.87          June 10, 2002              3.15
March 10, 1997             6.10          July 8, 2002               2.84
April 8, 1997              6.44          August 8, 2002             2.10
May 8, 1997                6.33          September 9, 2002          2.13
June 9, 1997               6.15          October 8, 2002            1.80
July 8, 1997               5.92          November 8, 2002           1.87
August 8, 1997             6.02          December 9, 2002           1.88
September 8, 1997          5.98          January 8, 2003            1.71
October 8, 1997            5.79          February 10, 2003          1.68
November 10, 1997          5.73          March 10, 2003             1.35
December 8, 1997           5.85          April 8, 2003              1.59
January 8, 1998            5.31          May 8, 2003                1.49
February 9, 1998           5.41          June 9, 2003               1.19
March 9, 1998              5.57          July 8, 2003               1.39
April 8, 1998              5.49          August 8, 2003             1.72
May 8, 1998                5.61          September 8, 2003          1.75
June 8, 1998               5.58          October 8, 2003            1.65
July 8, 1998               5.44          November 10, 2003          2.06
August 10, 1998            5.34          December 8, 2003           1.94
September 8, 1998          4.91          January 8, 2004            1.85
October 8, 1998            4.10          February 9, 2004           1.76
November 9, 1998           4.57          March 8, 2004              1.52
December 8, 1998           4.46          April 8, 2004              1.88
January 8, 1999            4.71          May 10, 2004               2.61
February 8, 1999           4.80          June 8, 2004               2.73
March 8, 1999              5.12          July 8, 2004               2.55
April 8, 1999              4.86          August 9, 2004             2.45
May 10, 1999               5.15          September 8, 2004          2.50
June 8, 1999               5.57          October 8, 2004            2.61
July 8, 1999               5.59          November 8, 2004           2.80
August 9, 1999             5.79          December 8, 2004           2.91
September 8, 1999          5.67          January 10, 2005           3.23
October 8, 1999            5.80          February 8, 2005           3.33
November 8, 1999           5.74          March 8, 2005              3.62
December 8, 1999           5.98          April 8, 2005              3.77
January 10, 2000           6.38          May 9, 2005                3.76
February 8, 2000           6.69          June 8, 2005               3.60
March 8, 2000              6.50          July 8, 2005               3.78
April 10, 2000             6.31          August 8, 2005             4.16


The historical experience of 2-Year CMT should not be taken as an indication of the future performance of 2-Year CMT during the term of the Notes. Fluctuations in the level of 2-Year CMT make the Notes' effective interest rate difficult to predict and can result in effective interest rates to investors that are lower than anticipated. In addition, historical interest rates are not necessarily indicative of future interest rates. Fluctuations in interest rates and interest rate trends that have occurred in the past are not necessarily indicative of fluctuations that may occur in the future, which may be wider or narrower than those that have occurred historically.


SUPPLEMENTAL INFORMATION CONCERNING THE PLAN OF DISTRIBUTION

Lehman Brothers Holdings has agreed to sell to Lehman Brothers Inc. (the "Agent"), and the Agent has agreed to purchase from Lehman Brothers Holdings Inc. the principal amount of the Notes at the price specified on the cover of this pricing supplement. The Agent is committed to take and pay for all of the Notes, if any are taken.

The Agent proposes to offer the Notes initially at a public offering price equal to the Issue Price set forth above and to certain dealers at such price. After the initial public offering, the public offering price and other selling terms may from time to time be varied by the Agent.

Lehman Brothers Holdings has agreed to indemnify the Agents against liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agents may be required to make relating to these liabilities as described in the Prospectus.

The Notes are a new issue of securities with no established trading market. Lehman Brothers Holdings has been advised by the Agents that they may make a market in the Notes, but they are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes.

The Agent has represented and agreed that:

* it and each of its affiliates have not offered or sold and will not offer or sell any Notes to persons in the United Kingdom prior to the expiry of a period of six months from the issue date of the Notes except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations of 1995;
* it and each of its affiliates have only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the "FSMA") received by it in connection with the issue or sale of any Notes in circumstances in which Section 21(1) of the FSMA does not apply to Lehman Brothers Holdings; and
* it and each of its affiliates have complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

The Agent has separately further agreed that it has not, directly or indirectly, offered or sold and will not, directly or indirectly, offer or sell in the Netherlands anyNotesother than to persons who trade or invest in securities in the conduct of a profession or business (which include banks, stockbrokers, insurance companies, investment undertakings, pension funds, other institutional investors and finance companies and treasury departments of large enterprises).

The Agent has agreed that it will comply with all applicable laws and regulations in force in any jurisdiction in which it offers or sells the Notes or possesses or distributes the prospectus supplement, the accompanying prospectus or any other offering material and will obtain any consent, approval or permission required by it for the offer or sale by it of the Notes under the laws and regulations in force in any jurisdiction to which it is subject or in which it makes such offers or sales.

It is expected that delivery of the Notes will be made against payment therefor more than three business days following the date of this pricing supplement. Trades in the secondary market generally are required to settle in three business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the securities on any day prior to the third business day before the settlement date will be required to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement.

If the Notes are sold in a market-making transaction after their initial sale, information about the purchase price and the date of the sale will be provided in a separate confirmation of sale.